EXHIBIT 12.1

                        PINNACLE WEST CAPITAL CORPORATION
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)


                                   Nine Months
                                      Ended
                                     9/30/02      2001       2000       1999       1998       1997
                                     --------   --------   --------   --------   --------   --------
Earnings:
  Income from Continuing
    Operations ...................   $230,038   $327,367   $302,332   $269,772   $242,892   $235,856
  Income Taxes ...................    150,656    213,535    194,200    141,592    138,589    126,943
  Fixed Charges ..................    165,416    211,958    202,804    194,070    201,184    215,201
                                     --------   --------   --------   --------   --------   --------
    Total ........................    546,110    752,860    699,336    605,434    582,665    578,000
                                     ========   ========   ========   ========   ========   ========

Fixed Charges:
  Interest Expense ...............    141,149    175,822    166,447    157,142    163,975    177,383
  Estimated Interest Portion of
    Annual Rents .................     24,267     36,136     36,357     36,928     37,209     37,818
                                     --------   --------   --------   --------   --------   --------
    Total Fixed Charges ..........    165,416    211,958    202,804    194,070    201,184    215,201
                                     ========   ========   ========   ========   ========   ========

Ratio of Earnings to Fixed Charges
  (rounded down) .................       3.30       3.55       3.44       3.11       2.89       2.68
                                     ========   ========   ========   ========   ========   ========